Exhibit 99.1

Repro Med Systems, Inc. (Repr) Announces Strong Results for Third Quarter Ended November 30, 2014

CHESTER, NY / ACCESSWIRE / December 23, 2014 / Repro Med Systems, Inc. dba RMS Medical Products (OTC stock symbol REPR) today announced that its year-to-date net revenues for fiscal year 2015 are up 28.6% compared with last year, led by its line of home infusion products, while third quarter net revenues for fiscal 2015 increased 21.8% from fiscal 2014. The company's current fiscal year ends February 28, 2015.

Revenues for the third quarter of fiscal 2015 were $2,654,900 compared with $2,180,000 for the third quarter of fiscal 2014. In addition to representing a 21.8% increase year over year, the third quarter results for fiscal 2015 show a 6% increase over second quarter revenues of $2,505,900.

The company manufactures medical products used for infusions and suctioning. Infusion products currently include the FREEDOM60(R) Syringe Infusion Pump, RMS Precision Flow Rate Tubing(TM) and RMS HIgH-Flo(TM) Subcutaneous Safety Needle Sets. The devices are used in professional healthcare settings as well as for infusions administered at home. The company's RES-Q-VAC line of medical suctioning products is used by emergency medical service providers in addition to a variety of other healthcare providers.

"We are seeing continued growth in all sectors of the infusion market both domestically and internationally, especially in home administration," commented Andy Sealfon, President and CEO of the company. "We strive to continue producing products which combine the best value and highest quality for healthcare providers and their patients," Mr. Sealfon added.

Repro Med also announced that Mr. Sealfon will reassume the responsibilities of Chief Operating Officer (COO) following the December 19, 2014, expiration of a consulting agreement with Rick McWhorter, who had been serving as interim COO. Mr. McWhorter is expected to consult in the future on selected growth opportunities for the company. Mr. Sealfon stated, "We thank Rick for his efforts and we look forward to the challenges ahead as Repro Med continues its efforts for growth and expansion."

The company's website may be visited at www.rmsmedicalproducts.com.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", anticipates", "will", or "plans" to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company's reports and registration statements filed with the Securities and Exchange Commission.

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